Exhibit 11.1

EXHIBIT

AUDITOR’S’ CONSENT

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated June 29, 2020 on the consolidated financial statements of Friendable, Inc. as of December 31, 2019 and for the year then ended included in the Regulation A Offering Circular of Friendable, Inc. on Form 1-A/A, and to the reference to our firm under the heading “Experts”.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 4, 2021